CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM





We  consent to the references to our firm in the Post-Effective Amendment to the

Registration  Statement on Form N-1A of Lehman Brothers Reserve Liquidity Series

and to the use  of  our report dated May 5, 2006 on the financial statements and financial highlights  of  Lehman  Brothers Prime Reserve Money Fund, a series of

Lehman  Brothers Reserve Liquidity Series  and  Prime  Portfolio,  a  series  of

Institutional   Liquidity   Trust.   Such  financial  statements  and  financial

highlights appear in the March 31, 2006  Annual Report to Shareholders which are also incorporated by reference into the Registration  Statement. We also consent to  the  references to us in the Prospectus and in the Statement  of  Additional

Information.






                                           /S/ TAIT, WELLER & BAKER LLP
PHILADELPHIA, PENNSYLVANIA
JULY 24, 2006